Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 8, 2008
714-801-9021

California Coastal Communities, Inc. Reports Second Quarter Results

•                 Second quarter revenues of $10.4 million, up $6.2 million year-over-year, reflects delivery of 15 homes compared with nine homes in second quarter 2007.

•                 Net new orders increased to 26 in the second quarter, up 15 year-over-year, cancellations down to 19% for most recent quarter compared with 35% in second quarter of 2007, and standing inventory reduced from 46 homes at December 31, 2007 to 19 homes at June 30, 2008.

•                 Gross operating profit of $2.0 million generated from seven Brightwater coastal homes, along with $200,000 from eight inland project deliveries, offset by $5.0 million of impairment charges on two inland projects.

•                 Net loss of $3.1 million, or $.28 per diluted share, primarily reflects impairment charges offset by Brightwater gross operating profits.

•                 Negotiations to amend credit agreements remain ongoing, with goal of finalizing amendments by end of third quarter.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported $2.2 million of gross operating profit before impairment charges for the quarter ended June 30, 2008 compared with $300,000 of gross operating profit in the comparable period of 2007 during which there were no impairment charges. The net loss for the quarter was $3.1 million, or $.28 per diluted share compared with a net loss of $400,000 or $.04 per diluted share for the second quarter of 2007.  Results for the second quarter of 2008 reflect the delivery of 15 homes at the Company’s homebuilding projects in Southern California (including seven homes at its Brightwater coastal development project) compared to delivery of only nine homes in the second quarter of 2007.

Homebuilding gross operating profit was offset by impairment charges of $5.0 million in the second quarter of 2008 and net operating expenses of $2.4 million, compared with $1.0 million of net operating expenses and no impairment charges in the second quarter of 2007. This resulted in a pretax loss of $5.2 million and $700,000 for the quarters ended June 30, 2008 and 2007, respectively.

The $1.4 million increase in net operating expenses for the second quarter of 2008 compared with the second quarter of 2007 reflects a $500,000 increase in selling expenses primarily related to Brightwater, a $300,000 decrease in income from the Company’s unconsolidated mortgage joint venture, $200,000 of additional real estate holding costs, a $100,000 decrease in investment income and a $100,000 increase in other expenses incurred under an interest rate swap agreement.

Raymond J. Pacini, CEO of the Company commented: “While the housing market remained sluggish during the second quarter, we are encouraged by the pace of sales at Brightwater.  Since February 2008, when we began offering our larger homes for sale at The Cliffs and The Breakers neighborhoods at Brightwater, we have seen an increased level of interest and sales throughout this coastal community. We are looking forward to our first deliveries at The Cliffs and The Breakers during the third quarter.”

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 80% of real estate inventories as of June 30, 2008.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 28-40%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Second quarter homebuilding revenues of $10.4 million reflect a $6.2 million increase compared with the second quarter of 2007.  This increase is primarily due to seven deliveries at Brightwater. The average sales price of homes delivered in the second quarter of 2008 increased to $693,300 from $466,700 in 2007, primarily reflecting deliveries of the smaller homes (The Trails and The Sands) at Brightwater in the current year, compared with only deliveries at inland communities in 2007.

Homebuilding gross margin before impairment charges for the second quarter of 2008 was 21.2%, compared with 7.1% in the second quarter of 2007. The Company generated $1.9 million more in homebuilding gross operating profit before impairment charges during the second quarter of 2008 compared with the comparable period in 2007, primarily as a result of seven deliveries at Brightwater which generated a 28.2% gross margin and gross operating  profit of $2.0 million. This was partially offset by reduced margins for eight deliveries at our inland projects due to the prolonged real estate downturn which has resulted in lower selling prices and greater incentives at the Inland Empire and Lancaster projects. Impairment charges of $5.0 million recorded during the second quarter of 2008 reflect the Company’s expectations about sales prices and sales pace at its Las Colinas project in Lancaster and its Alisal project in Ontario.

During the second quarter of 2008, net new orders increased 136% to 26 homes compared with 11 homes during the comparable period of 2007, primarily due to 11 sales orders generated at Brightwater during the quarter. Cancellations as a percentage of new orders were 19% (15% at Brightwater and 21% at our inland projects) during the second quarter of 2008, compared with the 35% cancellation rate during the comparable period of 2007.

Backlog as of June 30, 2008 increased to 23 homes compared with 17 homes as of June 30, 2007.  The total value of our backlog increased 233% from $9.7 million a year ago to $32.3 million as of June 30, 2008 due to 13 Brightwater homes in backlog. The average sales price of homes in backlog increased from $568,700 to $1.4 million, primarily reflecting the Brightwater homes in escrow as of June 30, 2008 at an average sales price of $2.2 million.  The Company’s standing inventory at its inland projects was reduced from 33 homes as of December 31, 2007 to 14 homes as of June 30, 2008.  Total standing inventory as of June 30, 2008 was 19 homes, including five completed and unsold homes at Brightwater.

The Company also reported a net loss of $3.8 million or $.35 per diluted share for the first six months of 2008. Results for the first six months of 2008 reflect $3.3 million of homebuilding gross operating profit before impairment charges from the delivery of 23 homes, reduced by impairment charges of $5.0 million and net operating expenses of $4.6 million, which were partially offset by an income tax benefit of $2.5 million.

The results for the second quarter of 2008 continue to reflect the continued weakness in the housing market, particularly in the Company’s inland markets, which has been compounded by difficulties in the mortgage lending industry prompted by the collapse of the subprime lending market that have resulted in more stringent lending standards, higher interest rates on jumbo mortgages and tightening of credit available to many homebuyers.  Further, potential homebuyers continue to be cautious about purchasing a home due to uncertainty about the future direction of home prices, their ability to sell existing homes, increased foreclosures and the appearance of an economic recession. In addition, rising fuel costs appear to have further reduced demand for homes in our Lancaster market as prospective homebuyers seek to live closer to employment centers. In view of present circumstances, the Company expects the real estate market downturn to continue throughout the remainder of 2008 and into 2009 or beyond.

The Company also announced that it is engaged in ongoing negotiations with its lenders regarding amendments to its $95.7 million revolving loan and $118.5 million term loan that would extend borrowing availability, extend the current maturity for the revolving loan, and modify certain covenants in both loans. The Company is striving to obtain final approval of these amendments from the bank syndicates by September 30, 2008.

Mr. Pacini commented further: “We appreciate the continuing support of our lenders as we work closely with KeyBank and the other members of our bank syndicates to complete these loan amendments on a timely basis.”

The Company currently has active homebuilding projects in Huntington Beach in Orange County, the Inland Empire areas of Riverside and San Bernardino Counties, and Lancaster in northern Los Angeles County.  As of June 30, 2008, the Company has an inventory of 697 owned lots, reduced by 9.8% compared with the 773 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions since 2005.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community. Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the Company’s ability to obtain final approval for amendments to its revolving loan and term loan; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Homes delivered	15	9	23	24

Home sales revenue	$10.4	$4.2	$15.4	$16.4

Cost of sales	8.2	3.9	12.1	15.3
Loss on impairment of real estate inventories	5.0	—	5.0	4.0
	13.2	3.9	17.1	19.3

Gross operating (loss) profit	$(2.8)	$.3	$(1.7)	$(2.9)

Gross margin percentage before loss on impairment	21.2%	7.1%	21.4%	6.7%

PER HOME DATA

Average sales price (a)	$693,300	$466,700	$669,600	$683,300

Average gross margin before loss on impairment (b)	$146,700	$33,300	$143,500	$45,800

NUMBER OF ACTIVE COMMUNITIES	4	6	4	6

NET NEW ORDERS	26	11	41	24

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			15	12

Completed homes in inventory, and in escrow			8	5

Total backlog			23	17

Completed homes in inventory, unsold			19	33

Entitled lots owned at end of period (c)			655	723

Total homes and lots			697	773

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$29.0	$6.9

Completed homes in inventory, and in escrow			3.3	2.8

Total value of backlog			$32.3	$9.7

(a)         Changes are primarily due to changes in product mix and location, as well as inland home sales price reductions that were necessary to be competitive under current market conditions.

(b)        Changes are primarily due to higher margins at Brightwater in 2008, partially offset by the effects of the industry-wide slowdown in our inland markets.

(c)         Includes 338 and 356 homes and lots, respectively, at the Brightwater project in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Homebuilding	$10.4	$4.2	$15.4	$16.4

Costs of sales
Homebuilding	8.2	3.9	12.1	15.3
Loss on impairment of real estate inventories	5.0	—	5.0	4.0
	13.2	3.9	17.1	19.3
Gross operating (loss) profit	(2.8)	.3	(1.7)	(2.9)
Selling, general and administrative expenses	1.9	1.4	3.5	3.1
Income from unconsolidated joint ventures	(.1)	(.4)	(.1)	(.4)
Other expense, net	.6	—	1.2	.1
Loss before income taxes	(5.2)	(.7)	(6.3)	(5.7)
Benefit from income taxes	(2.1)	(.3)	(2.5)	(2.3)
Net loss	$(3.1)	$(.4)	$(3.8)	$(3.4)
Net loss per common share:
Basic	$(.28)	$(.04)	$(.35)	$(.32)
Diluted	$(.28)	$(.04)	$(.35)	$(.32)
Common equivalent shares:
Basic	10.9	10.9	10.9	10.9
Diluted	10.9	10.9	10.9	10.9

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$10.4	$24.3

Restricted cash	5.9	6.0

Real estate inventories	291.5	286.4

Deferred tax assets	46.9	44.4

Other assets, net	6.8	6.5

Total assets	$361.5	$367.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$6.1	$12.5

Senior secured project revolver	88.0	76.0

Senior secured term loan	118.5	121.8

Other project debt	43.5	48.8

Other liabilities	7.6	7.0

Total liabilities	263.7	266.1

Stockholders’ equity	97.8	101.5

	$361.5	$367.6

Shares outstanding (a)	10.9	10.9

Stockholders’ equity per common share (b)	$8.97	$9.31

(a)                                 Includes outstanding options for 17,500 shares.

(b)                                The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.